Exhibit 99.1

Webasto to Acquire AeroVironment Electric Vehicle Charging and Test Systems Business

Automotive system supplier strengthens global electric charging footprint with additional competence

Stockdorf/Munich (Ger.) / Monrovia, Calif., June 4, 2018 — Webasto Group, one of the 100 leading suppliers to the automotive industry worldwide, and AeroVironment (NASDAQ: AVAV), a leader in unmanned aircraft systems (UAS) for both defense and commercial applications and tactical missile systems (TMS), announced Webasto’s agreement to acquire AeroVironment’s Efficient Energy Systems (EES) business segment for $35 million, subject to customary post-closing adjustments and indemnification agreements. Webasto will retain all existing EES employees, while strengthening its long-term E-mobility strategy.

“This strategic acquisition accelerates the global development of our charging business,” said Holger Engelmann, chairman of the management board, Webasto SE. “Combining EES’ fundamental know-how in electric vehicle technology with our position as a global systems partner to almost all OEMs emphasizes the long-term strategic development of the Webasto Group,” added Engelmann. E-mobility customers among others will profit from the automotive supplier’s global experience in system integration and understanding the requirements of the automotive industry.

Webasto’s acquisition of AeroVironment’s EES business segment contributes to the company’s dual strategy. With this strategy Webasto strengthens its existing core business areas in Sunroofs, Convertibles and Thermo Systems and participate in new business areas, focusing on battery systems and plug-in electric vehicle charging solutions.

“We conducted a very robust process in which we identified a number of potential strategic acquirers  for our EES business. We found Webasto’s E-mobility strategy to be highly aligned with that of EES, and our respective capabilities to be highly complementary serving our end markets,” said Wahid Nawabi, AeroVironment chief executive officer. “Our strategic divestiture of EES helps AeroVironment focus on our leading small UAS, Tactical Missile Systems, High-Altitude Pseudo-Satellite, and Commercial Information Solutions businesses, each of which represents significant investment and long-term growth potential.” Nawabi added.

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About Webasto:

The Webasto Group is a global innovative systems partner to almost all automobile manufacturers and among the top 100 suppliers in this industry sector. In its core business areas the company develops and produces sunroofs, panorama roofs and convertible roofs as well as thermo systems for all drive types. In addition, with battery systems and charging solutions Webasto is building up a product portfolio for electromobility. In 2016 the Webasto Group generated sales of 3.2 billion euros and has more than 12,000 employees at more than 50 locations (with over 30 of these being manufacturing plants). The headquarters of the company, founded in 1901, is located in Stockdorf near Munich (Germany). For more information please visit www.webasto-group.com

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About AeroVironment, Inc. (AV)

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty. Based in California, AeroVironment is a global leader in unmanned aircraft systems, tactical missile systems and electric vehicle charging and test systems, and serves militaries, government agencies, businesses and consumers. For more information visit www.avinc.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied, including anticipated outcomes of the transaction described. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to perform under existing contracts, including satisfaction of the closing conditions of the described transaction, and obtain additional contracts; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts:

AeroVironment, Inc. Steven Gitlin Vice President Corporate Strategy, Investor Relations and Communications Telephone: +1 (626) 357-9983 E-Mail: pr@avinc.com	Webasto Group Petra Diederichs Vice President Corporate Communications Telephone: +49 89 8 57 94-670 E-Mail: petra.diederichs@webasto.com

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